Exhibit 4.28

Execution version

TECHNICAL SERVICES AGREEMENT

between

Höegh LNG Colombia S.A.S.

and

Höegh LNG AS

TABLE OF CONTENTS

		Page

1	BACKGROUND	3

2	APPOINTMENT OF THE CONTRACTOR	3

3	TECHNICAL SERVICES	3

4	SCOPE OF SERVICES	3

5	THE CONTRACTORS’ SUB-CONTRACTING	4

6	OWNERSHIP	4

7	RESPONSIBILITIES	4

8	AUDITING	5

9	CONTRACTOR'S FEE	5

10	Taxes	6

11	SUSPENSION OF CONTRACTORS’ PERFORMANCES UNDER THE AGREEMENT	6

12	DURATION AND TERMINATION OF THE AGREEMENT	6

13	LAW AND ARBITRATION	6

14	NOTICES	7

* * *

TECHNICAL SERVICES AGREEMENT

This agreement (the “Agreement”) is entered into with effect from 1 October 2016 (the “Effective Date”) between:

(1)	Höegh LNG Colombia S.A.S., company registration no. 02667791, at Avenida 82 No. 10 – 62 Bogota, Colombia (“HCOL”), and

(2)	Höegh LNG AS, company registration no. 989 837 877, at Drammensveien 134, 0277 Oslo, Norway (“Contractor”).

IT IS HEREBY AGREED as follows:

1	BACKGROUND

Both HCOL and the Contractor are companies in the Höegh LNG Group, with ultimate owner Höegh LNG Holdings Ltd. (“HLNGH”). The Höegh LNG Group has a fleet consisting of Floating Storage and Regasification Units (FSRUs) and Liquefied Natural Gas (LNG) carriers.

HCOL will enter into or has entered into a Novation Agreement with HLNGH and Sociedad Portuaria El Cayao S.A. E.S.P (“SPEC”) following which HCOL will become a party to and provide the FSRU Services under the FSRU Operations and Services Agreement with SPEC as customer dated 1 November 2014 (the “OSA”).

HCOL wishes to use the technical expertise of the Contractor, as well as the access the Contractor has to the IT Platform Systems of the Höegh LNG Group, and thus, HCOL has decided to hire the technical services of the Contractor as described herein and the Contractor is willing to perform such services under this Agreement.

2	APPOINTMENT OF THE CONTRACTOR

(a)	With effect from the Effective Date, the Contractor will render technical services to HCOL. HCOL hereby confirms the appointment of the Contractor and the Contractor hereby agrees to act as a Contractor for HCOL.

(b)	The Contractor undertakes to use its best endeavors to provide the technical services specified herein to HCOL and to grant HCOL access to the IT Platform Systems of the Höegh LNG Group in accordance with high quality standards and to protect and promote the interests of HCOL in all matters relating to the provision of services hereunder.

3	TECHNICAL SERVICES

Subject to the terms and conditions herein provided, during the term of this Agreement, the Contractor, based on its expertise and being the administrator of the IT Platform Systems of the Höegh LNG Group, shall render the technical services as required by HCOL in order to fulfill HCOL’s obligations under the OSA; jointly referred to as the “Services”.

4	SCOPE OF SERVICES

The Contractor shall provide the technical services from Oslo, Norway, services which include, but are not limited to:

(a)	Arrangement of the provision of bunker fuel of the quality as required for the trade of the FSRU Höegh Grace, IMO No. 9674907 (the “Vessel”);

(b)	Operational support for the Vessel as required by HCOL, which includes but is not limited to; ship to ship operations support, the provision of compatibility/interface studies, Vessel approvals and vetting processes, voyage/performance estimates, accounts and calculations;

(c)	Monitoring and reporting of operational KPIs as may from time to time be instructed by HCOL;

(d)	Provide HCOL with all such technical information and supporting documentation as may reasonably be required by HCOL;

(e)	Provide HCOL with the required access to the IT Platform Systems of the Höegh LNG Group; and

(f)	All such other technical services reasonably requested and required by HCOL.

5	THE CONTRACTORS’ SUB-CONTRACTING

The Contractor shall have the right to sub-contract any of the obligations or rights hereunder to a third party without the prior written consent of HCOL, provided that the Contractor shall remain liable before HCOL for compliance of all its obligations hereunder.

6	OWNERSHIP

The Parties agree that the Services rendered are of a technical nature and that in no event will the Contractor be transferring any technology to HCOL.

7	RESPONSIBILITIES

(a)	Neither HCOL nor the Contractor shall be liable for any failure to perform any of their obligations hereunder by reason of any cause whatsoever by any nature and kind beyond their reasonable control.

(b)	Without prejudice to Clause 7 (a), the Contractor shall not be liable whatsoever to HCOL for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect and howsoever arising in the course of performance of the Services under this Agreement, unless such liability is proven to result solely from the negligence, gross negligence or willful default of the Contractor or their employees or agents or sub-contractors employed by them in connection with the Services under this Agreement, in which case the Contractor’s liability for each incident or series of incidents that give rise to a claim or claims, shall never exceed a total amount of USD 50,000.

(c)	Except to the extent and solely for the amount that the Contractor will be liable as set out in Clause 7 (b), HCOL hereby undertakes to keep the Contractor and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands and liabilities whatsoever or howsoever arising, which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Services under this Agreement, and against and in respect of all costs, losses, damages and expenses, including legal costs and expenses on a full indemnity basis, which the Contractor may suffer or incur (either directly or indirectly) in the course of the performance of the Services under this Agreement.

(d)	It is hereby expressly agreed that no employee or agent of the Contractor (including every sub-contractor from time to time employed by the Contractor) shall in any circumstances whatsoever be under any liability whatsoever to HCOL for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 7, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Contractor or to which the Contractor are entitled hereunder, shall also be available and shall extend to protect every such employee or agent of the Contractor acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 7, the Contractor is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be his servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

8	AUDITING

The Contractor shall at all times maintain and keep true and correct accounts of the time dedicated to render the Services hereunder to HCOL and shall make the same available for inspection and auditing by the HCOL or its appointed auditor at such time as the HCOL may determine.

9	CONTRACTOR'S FEE

(a)	HCOL shall pay to the Contractor for the Services under this Agreement a monthly fee in Norwegian Kroner – NOK (the “Fee”). The Fee will be calculated based on the time spent on each of the Services rendered, computed at pre-established hourly rates for the individuals effectively performing the Services.

(b)	The pre-established hourly rates applicable for the calendar year 2016 are as set out in Appendix A to this Agreement. No later than by end of November each calendar year, the Contractor shall submit to HCOL the hourly rates that will be applicable for the following calendar year. The hourly rates shall be in line with the “arm’s length principle” and in compliance with the transfer pricing regulations applicable to both HCOL and the Contractor.

(c)	In addition to the payment of the Fee referred to under Clause 9 (a), HCOL shall pay to Contractor a monthly IT fee (the “IT Fee”) as compensation for providing HCOL access to the IT Platform Systems of the Höegh LNG Group in accordance with the Höegh LNG Group’s cost allocation model, which is distributing the Höegh LNG Group’s IT costs based on number of users and the actual IT cost.

The IT Fee covers the following Services:

•	Corporate standardized hardware;

•	Corporate standardized software;

•	Cyber security & Communication hardware and services (for accessing internet and Höegh LNG Group central datacenters; and

•	IT support and training for above.

The estimated IT Fee for the calendar year 2016 is further described in Appendix B. No later than by end of November each calendar year, the Contractor shall submit to HCOL an estimated IT Fee (in a similar detailed manner as described in Appendix B) that will be applicable for the following calendar year. Such IT Fee shall be in line with the “arm’s length principle” and in compliance with the transfer pricing regulations applicable to both HCOL and the Contractor.

(d)	HCOL shall reimburse the Contractor for its documented postage and communication expenses, travelling expenses and other out of pocket expenses properly incurred by the Contractor in pursuance of the Services.

(e)	The Contractor shall add a 3% service fee on all invoiced amounts.

10	Taxes

Each Party will bear its own taxes, provided that HCOL shall be liable for and shall pay any applicable withholding taxes, customs, duties, levies, excise taxes (including without limitation value added tax, goods and services tax, use tax and sales tax), deductions or other similar charges imposed by Colombian tax authorities or other Colombian governmental bodies on Contractor or on the Services.

For the avoidance of doubt, HCOL shall in no event be responsible for the payment of any taxes relating to or arising from (i) Contractor's net income (except if imposed in Colombia), (ii) Contractor's employees or (iii) Contractor's breach of this Agreement.

In circumstances where (i) HCOL has paid and/or compensated Contractor in respect of taxes imposed in Colombia on Contractor and Contractor obtains a corresponding deduction from net income taxes in respect of such taxes in their applicable country of domicile; Contractor shall reimburse HCOL for the net amount of such deduction.

11	SUSPENSION OF CONTRACTORS’ PERFORMANCES UNDER THE AGREEMENT

The Contractor shall be entitled to suspend performances under this Agreement by notice in writing if any moneys payable by HCOL under the Agreement, shall not have been received in the Contractor’s nominated account within fifteen – 15 – days of payment having been requested in writing by the Contractor.

12	DURATION AND TERMINATION OF THE AGREEMENT

(a)	This Agreement shall come into effect on the date stated in Clause 2 (a) (Appointment of the Contractor), and shall continue for the duration of the OSA. Thereafter it shall continue until terminated by either party giving to the other notice in writing, in which case the Agreement shall terminate upon the expiration of a period of three months from the date upon which such notice was given.

(b)	The Contractor shall be entitled to terminate the Agreement by notice in writing if any moneys payable by HCOL under this Agreement shall not have been received in the Contractor’s nominated account within thirty – 30 – days of payment having been requested in writing by the Contractor.

(c)	The Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(d)	The termination of this Agreement shall be without prejudice to all rights accrued due between the Parties prior to the date of termination.

(e)	Upon termination of this Agreement, the Contractor shall transfer and deliver to HCOL all assets, including but not limited to documents of any nature, intellectual property and any other tangible or intangible assets, rights or privileges that are the property of HCOL, ref. Clause 6 (Ownership) above. There will be no transfer of technology or know-how from the Contractor to HCOL.

13	LAW AND ARBITRATION

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement and shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 13.

Arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within 14 days, failing which the decision of the single arbitrator appointed shall apply. Two arbitrators properly appointed shall appoint a third arbitrator who shall be the chairman of the Arbitration Panel. The parties agree that no party shall appeal to the court on a question of law arising out of an award made in the proceedings.

The arbitration hearings, any submissions to the court and the award or ruling passed by the court shall be treated as confidential.

14	NOTICES

All notices, requests, demands and other communications given or made in accordance with the provisions of the Agreement, shall be in writing and may be given either by e-mail, registered or recorded mail or by fax and shall be deemed to have been given when actually received.

* * *

Signature Page to Follow

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

Höegh LNG AS		Höegh LNG Colombia S.A.S.

/s/ Sveinung Støhle		/s/ Nils Jakob Hasle
Name:	Sveinung Støhle	Name:	Nils Jakob Hasle
Title:	General Manager	Title:	Attorney-in-fact
Date:	17/10/2016	Date:	17/10 - 2016

APPENDIX A

As per 1 October 2016

Basic Salary (annual basis) NOK	Hourly Rate (NOK)*)
300 000 - 350 000	575
350 001 - 400 000	615
400 001 - 450 000	660
450 001 - 500 000	700
500 001- 550 000	740
550 001 - 600 000	780
600 001 - 650 000	820
650 001 - 700 000	865
700 001 - 750 000	900
750 001 - 800 000	945
800 001 - 850 000	985
850 001 - 900 000	1 030
900 001 - 950 000	1 070
950 001 - 1 000 000	1 110
1 000 001 - 1 050 000	1 150
1 050 001 - 1 100 000	1 195
1 100 001 - 1 150 000	1 235
1 150 001 - 1 200 000	1 275
1 200 001 - 1 250 000	1 315
1 250 001 - 1 300 000	1 360
1 300 001 - 1 350 000	1 400
1 350 001 - 1 400 000	1 440
1 400 001 - 1 450 000	1 480
1 450 001 - 1 500 000	1 525
1 500 001 - 1 550 000	1 565

*)

Includes salary, pension, payroll tax, other direct personnel cost such as office , HR, and IT for the relevant personnel in HLNG AS

APPENDIX B

HLNG Consolidated - Administration cost

IT

Description	Estimate 2016 (USD)

Personnel cost	(454 196)
Office cost	(630 694)
External services	(1 599 996)
Travel related cost	(37 200)
Other expenses	(5 229)
Overhead Hous	6 686
Depreciation of IT equipment	(261 584)
Total Adm expenses	(2 982 214)

Number of IT Users	111

Estimated IT Fee per user 2016 (USD)	26 867

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